EXHIBIT 11


                          GFC FINANCIAL CORPORATION
                      COMPUTATION OF EARNINGS PER SHARE
                (Dollars in Thousands, except per share data)


                                                  Year Ended December 31,
                                                     1993         1992
                                                 ------------------------
 Primary and Fully Diluted:
  Net income                                     $    37,347  $    48,957
  Preferred dividends                                  1,306        1,772
                                                 -----------  -----------
  Net income available to common shareholders    $    36,041  $    47,185

 Average common shares outstanding before
  common equivalents                              20,090,000   20,300,000
 Common equivalent stock options                     242,000      164,000
                                                 -----------  -----------
 Average outstanding common and equivalent
  share                                           20,332,000   20,464,000
                                                 ===========  ===========

 Net income per common and equivalent share      $      1.77  $      2.31
                                                 ===========  ===========